SAFE TECHNOLOGIES ANNOUNCES RECORD DATE FOR SHAREHOLDERS


PALM BEACH, Fla., January 7, 2003 - Safe Technologies International, Inc. (OTC Bulletin Board: SFAD - news) issued a statement today.

Michael J Posner, President, said, "Management would like to report to SFAD Shareholders that Safe Technologies has established December 31, 2002, as the Record Date for distribution to its shareholders of Agenesis Company common stock currently held by SFAD"

"Twenty million shares of common stock of Agenesis will be distributed to holders of record of SFAD common stock as of December 31, 2002, and SFAD will continue to own twenty million shares of Agenesis, following the distribution. At the time the distribution is completed, Agenesis will be a separate, publicly owned company."

Each SFAD shareholder will be entitled to receive their pro rata share of the twenty million shares of Agenesis Company being distributed, based on the number of SFAD shares held of record by the shareholder on December 31, 2002.

Further information and instructions will be provided to shareholders, in order that they may obtain their Agenesis Company stock certificate.

FORWARD LOOKING STATEMENTS: This news release may contain forward looking statements pursuant to the provisions of the Private Securities Litigation Reform Act of 1995, as amended, that may involve risks and uncertainties. These and other risks are described from time to time in the SEC reports filed by Safe Technologies International, Inc.

SOURCE: Safe Technologies International, Inc.
CONTACT: investor.relations@safetechnologies.com
TEL: 561-832-2700
WEB: www.safetechnologies.com